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                                                                   EXHIBIT 10.29

                           PENWEST PHARMACEUTICALS CO.

                   Summary of Executive Officer Bonus Program

     Penwest Pharmaceuticals Co. ("the Company") maintains a bonus program for its executive officers that is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. This program provides for an annual cash payout dependent on achievement by both the executive and the Company of predetermined short-term operating goals and longer-term strategic objectives. These goals are weighted as follows: 75% of the target payout is based upon achieving the Company goals, and 25% is based upon achieving individual goals. Our President's target bonus is based 100% upon achieving Company goals. Individual incentive compensation target awards are set annually by the Compensation Committee. These target awards are determined by salary grade and are subject to an adjustment based on individual performance, and typically range from 25%-30% of the executive's salary.